Exhibit 10.1

July 9, 2014

Mr. Marc Rowland

2911 Turtle Creek Blvd., Suite 900

Dallas, TX 75219

Re:                             Consulting Services.

Dear Mr. Rowland:

Warren Resources, Inc. (“Warren”) wants to engage your consulting services in addition to the services you already provide in your capacity as director. You will provide such consulting services as an independent contractor, but for the avoidance of doubt, you will at all times remain subject to the duties of a director under Maryland law.

The scope of this consultation will be as agreed to between yourself and Warren but is contemplated to include, without limitation, the following:

•                  Consultation on mergers and acquisitions;

•                  Consultation on financial and accounting matters, including without limitation hedging;

•                  Advice and consultation related to financial services and markets; and

•                  Other consulting services as determined by Warren and you by mutual consent.

Compensation for your services will be $10,000.00 per month, paid quarterly in arrears.

The effective date of this agreement shall be July 10, 2014 with an ending date of July 10, 2015, with automatic successive annual renewals, unless terminated in writing by either party. Either party may terminate the agreement for any or no reason at any time on 3 days written notice.

Please indicate your acceptance of this agreement by signing below and returning to the undersigned.

Sincerely,
Warren Resources, Inc.

Philip A Epstein
Chief Executive Officer

Agreed to Accepted this 9th day of July, 2014

Marc Rowland